March 8, 2021

Securities and Exchange CommissionWashington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Collaborative Investment Series Trust – Tactical Conservative Allocation Fund, Tactical Moderate Allocation Fund, and Tactical Growth Allocation Fund, under the date of November 22, 2019, we reported on the financial statements of Collaborative Investment Series Trust – Tactical Conservative Allocation Fund, Tactical Moderate Allocation Fund, and Tactical Growth Allocation Fund as of and for the period ended December 31, 2019. On November 22, 2019, we were replaced as independent registered public accounting firm for Collaborative Investment Series Trust – Tactical Conservative Allocation Fund, Tactical Moderate Allocation Fund, and Tactical Growth Allocation Fund, at the request of the Audit Committee.

We have read the statements included within items i through v made by Collaborative Investment Series Trust – Tactical Conservative Allocation Fund, Tactical Moderate Allocation Fund, and Tactical Growth Allocation Fund, included under Sub-Item 77K of Form N-CSR dated March 8, 2021, and we agree with such statements.

Very truly yours,

/s/ Sanville & Company